Exhibit 10.35
BAUSCH + LOMB

CORPORATION EMPLOYMENT

AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of February 14, 2023 (the “Effective Date”), by and between Bausch + Lomb Corporation, a corporation incorporated under the laws of Canada (the “Company”), and Brenton L. Saunders, an individual (“Executive”) (hereinafter collectively referred to as “the parties”). Where the context requires, including, without limitation, in respect of Executive’s employer, references to the Company shall include the Company’s subsidiaries and affiliates.
RECITALS
WHEREAS, the Company desires to employ Executive for the period provided in this Agreement, and Executive desires to accept such employment with the Company, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.Commencement Date; Term; Effect on Other Agreements. The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on February 16, 2023 (the “Commencement Date”) and ending on the fourth (4th) anniversary of the Commencement Date. Thereafter, the Employment Term shall extend automatically for consecutive periods of one year unless either party provides notice of non-renewal not less than one hundred twenty (120) days prior to the end of the Employment Term as then in effect.
2.Employment. During the Employment Term:
(a)From the Commencement Date through March 5, 2023, Executive shall be employed as a Senior Advisor, and, from March 6, 2023 (the “CEO Start Date”) and through the remainder of the Employment Term, Executive shall be employed as Chairman of the Board and Chief Executive Officer of the Company. Following the CEO Start Date, Executive shall report directly to the Board of Directors (the “Board”) of the Company and shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities and as reasonably requested by the Board from time to time. Executive acknowledges that Executive will perform Executive’s duties hereunder primarily in Miami, Florida, provided, that, Executive will travel to the Company’s headquarters in Bridgewater, New Jersey and to other locations in connection with the performance of his duties hereunder. For the avoidance of doubt, Executive acknowledges and agrees that his role as a Chief Executive Officer does not begin until the CEO Start Date and the Executive will not perform any Chief Executive Officer-related duties or responsibilities as Chief Executive Officer until the CEO Start Date.
(b)Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company permitted under the terms of this Section 2(b), Executive shall devote Executive’s full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on any public company, corporate, civil or charitable boards or committees, Executive shall obtain advance written approval from the independent members of the Board. Executive may manage personal and family investments and participate in industry organizations and deliver lectures at educational institutions, in each case, so long as such activities do not, individually or in the aggregate, interfere with the performance of Executive’s responsibilities hereunder or violate the terms of this Agreement. It is understood that, during Executive’s employment by the Company, Executive shall not engage in any activities that constitute a conflict of interest with the interests of the Company or its direct and indirect subsidiaries, as outlined in the Company’s conflict of interest policies for employees and executives in effect from time to time.
(c)From the Commencement Date through March 5, 2023, Executive shall be subject to and shall abide by each of the personnel policies applicable to Company employees. Following the CEO Start Date, Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives, including but not limited to any policy restricting pledging and hedging investments in Company equity by Company executives, any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable listing rules. This Section 2(c) shall survive the termination of the Employment Term.
(d)Executive’s employment with the Company is “at will,” such that each of Executive or the Company has the ability to terminate Executive’s employment at any time for any or no reason, with or without advance notice (except to the extent required pursuant to the terms of Section 6 of this Agreement), and with or without Cause or with or without Good Reason. This Agreement does not constitute an express or implied agreement of continuing or long-term employment. The at-will nature of Executive’s employment can be altered only by a written agreement specifying the altered status of Executive’s employment. Such written agreement must be signed by both Executive and an independent member of the Board (as designated by all independent Board members).
3.Annual Compensation.
(a)Base Salary. During the Employment Term, Executive shall be paid an annual base salary of $1,600,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect. During the Employment Term, the Base Salary will be reviewed from time to time and is subject to increase, but not decrease, at the discretion of the Talent and Compensation Committee of the Board (the “Committee”).
(b)Performance Bonus.
(1)Subject to the terms of the Company’s annual incentive cash bonus program as in effect from time to time and the provisions hereof, for each fiscal year of the Company ending during the

Employment Term, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), targeted at 150% of Executive’s Base Salary for the 2023 and 2024 fiscal years, and 200% of Executive’s Base Salary for the 2025 fiscal year and each fiscal year during the Employment Term thereafter (each, the “Target Bonus”). The Annual Bonus that Executive earns, if any, will be payable at the Company’s discretion and in accordance with the Company’s customary practices applicable to annual bonuses paid to similarly situated executives of the Company (which, in any event, will be during the calendar year following the calendar year in which such Annual Bonus relates but in no event later than March 15 of such year), subject to Executive’s continued employment through the applicable payment date (unless provided otherwise in Section 8 below). For 2023, the Annual Bonus shall be based 80% on Company financial performance and 20% on strategic goals, with the applicable performance metrics and goals to be mutually agreed upon between Executive and the Board.
4.Additional Compensation.
(a)Sign-On Bonus. Executive will receive a one-time sign-on cash bonus equal to $6,500,000, payable as soon as administratively practicable following the Commencement Date.
(b)New Hire Awards. Executive will receive new hire equity grants under the Company’s 2022 Omnibus Incentive Plan (as may be amended from time to time, the “Equity Plan”). Executive will receive 750,000 leveraged performance share units (“LPSUs”), 1,318,681 stock options (“Options”) and 375,000 restricted share units (“RSUs”) (collectively, the “New Hire Awards”). The New Hire Awards will be granted on the first trading day following the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2022 and will be subject to the terms and conditions of the governing documents to be provided to Executive.
(c)Annual Equity Grants. Starting with the Company’s 2024 fiscal year, during the Employment Term, Executive will be eligible to receive equity grants on an annual basis, with an annual target grant date value in an amount determined by the Committee in its sole discretion, which, for the Company’s 2024 fiscal year, will be approximately $14,000,000 in the aggregate, sixty percent of which shall be in the form of performance-based RSU, twenty percent in the form of time-based RSUs, and the remaining twenty percent in the form of stock options. The annual equity grants will be subject to the terms and conditions set forth in the underlying equity award documents, in each case as determined in the sole discretion of the Committee.
5.Other Benefits. During the Employment Term:
(a)Employee Benefits. Executive shall be entitled to participate in the employee benefit plans, practices and programs maintained by the Company, and made available to employees of the Company generally (taking into account jurisdictional differences), including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, subject to the terms of the plans as in effect from time to time. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to similarly situated executives of the Company. Executive’s prior years of service with Bausch + Lomb and its affiliates will be recognized for purposes of determining benefits under and service-based compensation or benefit programs, to the extent allowed by law and/or the applicable benefit plan or compensation program.
(b)Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the Company’s normal policies and procedures in effect from time to time, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by him in connection with the performance of Executive’s duties hereunder. During each fiscal year of the Employment Term, Executive shall be provided with use of a Company car and driver and use of the Company’s aircraft (if any, or alternatively first-class airfare or jet charter flights) in connection with Executive’s travel for business purposes. In addition, Executive may use such Company car and driver and Company aircraft for personal use until, in each case, the aggregate cost for such usage equals $150,000 per fiscal year (the “Annual Cap”), and, upon reaching the Annual Cap, Executive will reimburse the Company for the incremental cost of any personal use of the Company’s car and driver and the Company’s aircraft.
(c)Rental Cost; Corporate Apartment. During period that Executive is primarily based in Miami, Florida during the Employment Term, the Company will (i) provide Executive with reasonable office space in Miami, Florida, and (ii) provide Executive with a corporate apartment in Bridgewater, New Jersey for Executive’s use when Executive travels to work at the Company’s headquarters in Bridgewater, New Jersey.
(d)Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of Executive’s employment under this Agreement, pursuant to the following:
(1)Executive shall be entitled to annual vacation in accordance with and subject to the policies as periodically established for similarly situated executives of the Company; and
(2)Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.
6.Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(a)Death. Executive’s employment shall be terminated as of the date of Executive’s death, and Executive’s beneficiaries shall be entitled to the benefits provided in Section 8(b) hereof.
(b)Disability. The Company may terminate Executive’s employment on written notice to Executive after having established Executive’s Disability and while Executive remains disabled, and Executive shall be entitled to the benefits provided in Section 8(b) hereof. For purposes of this Agreement, “Disability” shall have the meaning assigned to such term in the Company’s long-term disability plan.
(c)Cause. The Company may terminate Executive’s employment for Cause effective as of the date of the Notice of Termination (as defined in Section 7 hereof), and Executive shall be entitled to the benefits provided in Section 8(a) hereof. “Cause” shall mean, for purposes of this Agreement: (1) conviction of any felony (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of reasonable Company policies and directives, which is not cured after written notice and an opportunity for cure; (4) continued refusal by Executive to perform Executive’s duties after written notice identifying the deficiencies and an opportunity for cure, provided further, however, that Executive’s good faith performance of his duties that fail to meet Company’s expectations or deliver expected results shall not constitute “Cause”; and (5) a material violation by Executive of any of the covenants to the Company, including those set forth in Sections 11, 12, 14 and 15 hereof. No action or inaction shall be deemed willful if (x) not demonstrably willful and (y) taken, or not taken, by Executive in good faith and with the understanding that such action, or inaction, was not adverse to the best interests of the Company. References in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. Without limiting the other rights of the Company under this Section 6, the Company may suspend Executive, without pay, upon Executive’s indictment for the commission of a felony as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered. If such indictment does not result in a conviction, as soon as practicable following such dismissal or verdict, the Company shall pay Executive the base salary and target bonus amount that Executive would have received for the period during which Executive was suspended without pay (with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code for the month in which payment would have been made but for the delay) and Executive will receive vesting credit for purposes of Executive’s outstanding equity awards.
(d)Without Cause. The Company may terminate Executive’s employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 7 hereof) not less than thirty (30) days prior to the termination of Executive’s employment without Cause, and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty (30)-day notice period, while continuing him on the payroll for that 30-day period, and Executive shall at the end of the 30-day notice period be entitled to receive the benefits provided in Section 8(c) hereof.
(e)Good Reason. Executive may terminate Executive’s employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination no later than thirty (30) days following the expiration of the Company’s thirty (30)-day cure period, as described immediately below. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty (30) day notice period, while continuing him on the payroll for that thirty (30)-day period, and Executive shall at the end of the thirty (30)-day notice period be entitled to the benefits provided in Section 8(c) hereof. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in clauses (1) through (5) below during the Employment Term, without Executive’s prior written consent, which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from Executive within sixty (60) days of the date Executive becomes (or should have become) aware of the initial existence of the event or condition constituting Good Reason, specifying the particular events or conditions which constitute Good Reason and the specific cure requested by Executive.
(1)Diminution of Responsibility. Following the CEO Start Date, (A) any material reduction in Executive’s title, reporting relationship, duties or responsibilities as Chief Executive Officer as in effect immediately prior thereto (other than a reduction where Executive is provided with other duties or responsibilities substantially comparable to Executive’s overall duties and responsibilities prior to such reduction) or (B) removal of Executive from the position of Chief Executive Officer during the Employment Term, except, in each case, in connection with the termination of Executive’s employment for Disability, Cause, as a result of Executive’s death or by Executive other than for Good Reason; provided, that, for the avoidance of doubt, the removal of Executive from the position as Chairman of the Board for any or no reason shall not constitute Good Reason;
(2)Compensation Reduction. Any reduction in Executive’s Base Salary or Target Bonus opportunity;
(3)Relocation. The independent Board members requiring a relocation of Executive’s primary place of business to a location that is fifty (50) miles or more from Executive’s office in Miami, Florida; provided that any travel by Executive that is required in connection with Executive’s performance of his duties hereunder, including trips to the Company’s headquarters in Bridgewater, New Jersey, shall not constitute Good Reason;
(4)Spin-Off. In the event the Distribution Date (as defined in that certain Master Separation Agreement by and between Bausch Health Companies Inc. and the Company, dated as of March 30,

2022, as amended from time to time), has not occurred within thirty (30) months following the Commencement Date; or
(5)Company Breach. Any material breach by the Company of any material provision of this Agreement.
(f)Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than ninety (90) days prior to the termination of Executive’s employment and the Company shall have the option of waiving all or any portion of such ninety (90) day notice period (provided, that, for the avoidance of doubt, such waiver of all or any portion of such notice period shall not constitute Good Reason and shall not be deemed a termination by the Company without Cause), and Executive shall be entitled to the benefits provided in Section 8(a) hereof through the last day of such notice period.
(g)Notice of Non-Renewal. Executive’s employment shall terminate upon expiration of the Employment Term as then in effect following timely provision by either party of notice of non-renewal in accordance with Section 1 hereof, and Executive shall be entitled to the benefits provided in Section 8(e) hereof.
7.Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates a date of termination (the “Termination Date”), the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).
8.Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits: provided, however, that any such benefits to which Executive is hereunder entitled shall be offset by those benefits that Executive receives, if any, under applicable law or otherwise:
(a)Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the Termination Date, including:
(1)reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the Termination Date within thirty (30) days following the Termination Date (or such earlier date as may be required by law);
(2)any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect;

(3)any earned but unpaid Base Salary through the Termination Date, to be paid within thirty (30) days following the Termination Date (or such earlier date as may be required by law);
(4)equity and incentive awards, to the extent previously vested and not forfeited in connection with Executive’s termination of employment in accordance with their terms, shall be paid, delivered or settled to Executive in accordance with the applicable terms of such awards; and
(5)any amount or benefit as provided under any benefit plan or program in which Executive is entitled, payable in accordance with the terms of such plan or program (the foregoing items in clauses (1) through (5) being collectively referred to as the “Accrued Compensation”).
(b)Termination by the Company for Disability or Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, then, subject to Section 16(e) hereof, Executive shall be entitled to the benefits provided in this Section 8(b).
(1)The Company shall pay Executive (or Executive’s beneficiaries, as applicable) the Accrued Compensation;
(2)The Company shall pay to Executive (or Executive’s beneficiaries, as applicable) within sixty (60) days following the Termination Date, any Annual Bonus earned but unpaid in respect of any fiscal year preceding the Termination Date;
(3)With respect to the New Hire Awards only, the Options and RSUs shall vest in full and the Options shall remain exercisable for the remainder of their term, and the LPSUs shall vest based on actual performance through the Termination Date, in each case in accordance with, and subject to, the terms of the award agreements applicable to the New Hire Awards, which shall govern the New Hire Awards; and
(4)Each equity award held by Executive at the time of termination shall be governed by the terms of the applicable governing documents.
(c)Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason outside of the Change of Control Period (each, a “Good Leaver Termination”), then, subject to Section 16(e) hereof, Executive shall be entitled to the benefits provided in this Section 8(c).
(1)The Company shall pay to Executive any Accrued Compensation;
(2)The Company shall pay to Executive any Annual Bonus earned but unpaid in respect of any fiscal year preceding the Termination Date within sixty (60) days following the Termination Date;

(3)The Company shall pay to Executive an amount equal to the product of (A) the Annual Bonus that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s Termination Date occurs based on actual achievement against the stated performance objectives and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through the Termination Date and (y) the denominator of which is 365. Any Annual Bonus payable to Executive under this clause (3) shall be paid by March 15 of the year following the fiscal year in which Executive’s Termination Date occurs;
(4)The Company shall pay Executive as severance pay, in lieu of any further compensation (except as provided in this Section 8(c)) for the periods subsequent to the Termination Date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 9 hereof), equal to two (2) times the sum of Executive’s Base Salary and Target Bonus, in each case, as in effect immediately prior to the Termination Date and without regard to any Base Salary reduction thereto which constitutes Good Reason;
(5)With respect to the New Hire Awards only, the Options and RSUs shall vest in full and the Options shall remain exercisable for the remainder of their term, and the LPSUs shall vest based on actual performance through the Termination Date, in each case in accordance with, and subject to, the terms of the award agreements applicable to the New Hire Awards, which shall govern the New Hire Awards;
(6)Each equity award held by Executive at the time of termination shall be governed by the terms of the applicable grant agreements and governing documents; provided, that, in respect of any future equity awards held by Executive (other than the New Hire Awards) that are subject to time-vesting conditions that would otherwise vest (either fully or on a pro-rata basis) within twelve months of Executive’s Termination Date, shall be vested;
(7)Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall provide Executive with continued coverage through the two (2)-year anniversary of the Termination Date under any health, medical, dental or vision program or policy in which Executive (and Executive’s dependents, as applicable) participated in as of the time of the Termination Date, to the extent permitted under applicable law and the terms of such program or policy; provided, however, that Executive shall be solely responsible for any taxes incurred in respect of such coverage; and provided, further, that the Company may modify the continuation coverage contemplated by this Section 8(c)(7) (including by providing, in lieu of such continuation coverage or to the extent that the COBRA continuation period expires, a lump-sum cash payment equal to the value for Executive of the continuation coverage provided herein) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that, in the event Executive obtains other employment that offers group health benefits, such continuation coverage by the Company under this Section 8(c)(7) will immediately cease; and
(8)Two (2) years shall be added to Executive’s age or years of service for purposes of qualifying for retirement treatment under any Company retirement plan or program in which Executive participates (or would be eligible to participate upon meeting age and/or service criteria), subject to the terms of such applicable retirement plan or program.
(d)Termination by the Company Without Cause or by Executive for Good Reason in Connection with Change of Control. If Executive’s employment is terminated due to a Good Leaver Termination occurring within the twenty four (24) month period immediately following a Change of Control (as defined in the Equity Plan) or during the thirty (30) day period immediately prior to a Change of Control if such termination was in contemplation of, and directly related to, the Change of Control (the “Change of Control Period”), then, subject to Section 16(e) hereof, Executive shall be entitled to the benefits provided in this Section 8(d).
(1)The Company shall pay to Executive any Accrued Compensation;
(2)The Company shall pay to Executive any Annual Bonus earned but unpaid in respect of any fiscal year preceding the Termination Date within sixty (60) days following the Termination Date;
(3)The Company shall pay to Executive an amount equal to the product of (A) the Annual Bonus that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s Termination Date occurs based on the greater of (x) the actual level of performance and (y) Target Bonus and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through the Termination Date and (y) the denominator of which is 365. Any Annual Bonus payable to Executive under this clause (3) shall be paid by March 15 of the year following the fiscal year in which Executive’s Termination Date occurs;
(4)The Company shall pay Executive as severance pay, in lieu of any further compensation (except as provided in this Section 8(d)) for the periods subsequent to the Termination Date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 9 hereof), equal to two (2) times the sum of (A) Executive’s Base Salary and (B) the greater of (x) the average of Executive’s Annual Bonus for the two performance years immediately prior to the performance year in which such termination occurs and (y) the Target Bonus, in each case, as in effect immediately prior to the

Termination Date and without regard to any Base Salary reduction thereto which constitutes Good Reason;
(5)With respect to the New Hire Awards only, the Options and RSUs shall vest in full and the Options shall remain exercisable for the remainder of their term, and the LPSUs shall vest based on the greater of (x) actual performance through the Termination Date and (y) the target amount of the LPSUs, in each case in accordance with, and subject to, the terms of the award agreements applicable to the New Hire Awards, which shall govern the New Hire Awards;
(6)Each equity award held by Executive at the time of termination shall be governed by the terms of the applicable grant agreements and governing documents; provided, that any future equity awards held by Executive (other than New Hire Awards) shall accelerate and vest in full; provided, further, that (x) any such awards that are performance share units shall vest at the higher of target performance or actual performance through the Termination Date if the Termination Date is treated as the end of the applicable performance period, and (y) any such awards that are stock options shall remain exercisable for the remainder of such equity award’s applicable term;
(7)Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall provide Executive with continued coverage through the two (2)-year anniversary of the Termination Date under any health, medical, dental or vision program or policy in which Executive (and Executive’s dependents, as applicable) participated in as of the time of the Termination Date, to the extent permitted under applicable law and the terms of such program or policy; provided, however, that Executive shall be solely responsible for any taxes incurred in respect of such coverage; and provided, further, that the Company may modify the continuation coverage contemplated by this Section 8(d)(6) (including by providing, in lieu of such continuation coverage or to the extent that the COBRA continuation period expires, a lump-sum cash payment equal to the value for Executive of the continuation coverage provided herein) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that, in the event Executive obtains other employment that offers group health benefits, such continuation coverage by the Company under this Section 8(d)(6) will immediately cease; and
(8)Two (2) years shall be added to Executive’s age or years of service for purposes of qualifying for retirement treatment under any Company benefit or compensation plan or program in which

Executive participates (or is eligible to participate upon meeting age and/or service requirements).
(e)Expiration of Employment Term Upon Notice of Non-Renewal. If Executive’s employment terminates upon expiration of the Employment Term as then in effect following timely provision by either party of notice of non-renewal in accordance with Section 1 hereof, then, subject to Section 16(e) hereof:
(1)If such notice is submitted by Executive, the Company shall pay to Executive (a) any Accrued Compensation; and (b) each equity award held by Executive at the time of termination shall be governed by the terms of the applicable governing documents.
(2)If such notice is submitted by the Company, then Executive shall be entitled to the benefits provided in Section 8(c) hereof; provided, that in the event such notice is submitted by the Company during the Change of Control Period, then Executive shall be entitled to the benefits provided in Section 8(d) hereof.
(f)Executive shall not be required to mitigate the amount of any payment provided for under this Section 8 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.
9.Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured by the Company in a manner that, to the extent possible, preserves the economic benefit and original intent thereof but does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate and distinct payment of compensation. Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (B) the date of Executive’s death, solely to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the foregoing (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other taxable year; (y) the reimbursement of an eligible expense will be made no later than the last day of the taxable year following the taxable year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
10.Employee Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Executive (or any other individual) from (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, (c) accepting any U.S. Securities and Exchange Commission awards or (d) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive will not be required to notify the Company that such reports or disclosures have been made.
11.Records and Confidential Data.
(a)Ownership; Recognition of Company’s Rights. Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information disclosed to, or learned or obtained by, Executive during the course of Executive’s employment by the Company or any of its affiliates or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the sole and exclusive property of the Company or the affiliate of the Company, as applicable, that is Executive’s employer (the “Employer”). No license or other right to any Confidential Information is granted to Executive under this Agreement. To the extent that Executive acquires any right, title or interest in or to any Confidential Information, Executive hereby assigns, transfers, conveys and delivers to the Employer all such right, title and interest in and to such Confidential Information.
(b)Restrictions. Subject to Section 10 hereof, Executive (A) will keep all Confidential Information strictly confidential, (B) will not use Confidential Information in any manner which is detrimental to the Company or its affiliates, (C) will not use Confidential Information other than in connection with the discharge of Executive’s duties to the Company and its affiliates, (D) will safeguard any and all Confidential Information from unauthorized disclosure, and (E) will not disclose, publish, use, transfer or otherwise disseminate any Confidential Information to any person or entity without the Employer’s express prior written consent, except as may be necessary to perform Executive’s duties as an employee of the Company or its affiliates for the benefit of the Company or its affiliates. Executive may, however, disclose Confidential Information to the extent it is in response to a valid order of a court or other governmental authority or to otherwise comply with applicable law; provided that, subject to Section 11(f), Executive shall first give notice to the Employer and reasonably cooperate with the Employer to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by applicable law. For the avoidance of doubt, nothing in this Section 11(c) shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act) as set forth in Section 10.
(c)Disposition of Confidential Information. Following the termination of Executive’s employment, or at any other time upon the Company’s request, Executive will return to the Company all copies of any and all Confidential Information in Executive’s custody, possession or control (including all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information). Alternatively, with the Company’s prior written consent, Executive may destroy such Confidential Information. Within five (5) business days of the termination of Executive’s employment or such request by the Company, Executive shall deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 11(d).
(d)Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean any and all non-public, proprietary or other confidential information of the Company or its affiliates disclosed to Executive, to which Executive has access, or of which Executive otherwise becomes aware, in each case whether in oral, written, graphic or machine readable form, including, without limitation, (A) know-how, trade secrets, inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like, and any other intellectual property the value of which is contingent upon maintaining the confidentiality thereof, (B) information regarding the business of the Company or its affiliates, including its products, services, budgets, contracts, reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulae, marketing studies relating to prospective business opportunities, and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates, (C) information regarding the skills and compensation of the employees, contractors, and any other service providers of the Company or its affiliates, (D) the existence of any business discussions, negotiations, or agreements between the Company or its affiliates and any third party, (E) all documents and other work product generated by you which contain, comment upon, or relate in any way to any information disclosed by the Company or its affiliates, (F) all third-party information held in confidence by the Company or its affiliates, and

(G) the terms and conditions of this Agreement. For purposes of this Agreement, the Confidential Information shall not include, and Executive’s obligation shall not extend to (A) information which is generally available to the public and (B) information obtained by Executive other than pursuant to or in connection with Executive’s employment and without breaching the terms of this Section 11.
(e)Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(f)In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.
(g)Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.
12.Covenant Not to Solicit and Not to Compete; Non-Disparagement.
(a)Covenants Not to Solicit or to Interfere. To protect the Confidential Information, Company Intellectual Property (as defined below) and other trade secrets of the Company and its affiliates, Executive agrees, during the Employment Term and for a period of twelve (12) months after Executive’s cessation of employment with the Company (the “Restricted Period”), not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its subsidiaries or affiliates (or any person who was an employee of the Company or any of its subsidiaries or affiliates during the six month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or any of its subsidiaries to become employed with any other person, partnership, firm, corporation or other entity.
In addition, to protect the Confidential Information, Company Intellectual Property and other trade secrets of the Company and its affiliates, Executive agrees, during the Employment Term and the Restricted Period, not to (x) solicit any client or customer to receive services or to purchase any good or services in competition with those provided by the Company or any of its subsidiaries or (y) interfere or attempt to interfere in any material respect with the relationship between the Company or any of its subsidiaries on one hand and any client, customer, supplier, investor, financing source or capital market intermediary on the other hand. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence clients or customers of the Company or any of its affiliates to accept the services or goods of any other person, partnership, firm, corporation or other entity in competition with those provided by the Company or any of its affiliates.
Executive agrees that the covenants contained in this Section 12(a) are reasonable and desirable to protect the Confidential Information and Company Intellectual Property of the Company and its affiliates; provided that solicitation through general advertising shall not constitute a breach of the foregoing employee non-solicitation obligations provided that Executive does not actually hire such individual.
(b)Covenant Not to Compete. To protect the Confidential Information, Company Intellectual Property and other trade secrets of the Company and its affiliates, Executive agrees, during the Employment Term and the Restricted Period, not to engage in Prohibited Activities (as defined below) in any country in which the Company or any of its affiliates conducts business, or plans to conduct business, during the Employment Term.
For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, partner, member, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the development, manufacturing, marketing and/or distribution (directly or indirectly) of the global eye health business or any other business that the Company conducts during the Employment Term; provided that Prohibited Activities shall not mean (i) Executive’s investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities, or (ii) serving as a member of a board of directors of a company to the extent permitted under the terms of this Agreement; provided, that, in each case, for the avoidance of doubt, Executive complies with the obligations set forth in Sections 11, 12(a) and 12(c) hereof.
Executive agrees that the covenants contained in this Section 12(b) are reasonable and desirable to protect the Confidential Information and Company Intellectual Property of the Company and its affiliates.
(c)Non-Disparagement. Executive agrees not to make written or oral statements about the Company, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging, except as provided in Section 10 hereof. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall preclude Executive from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.

(d)It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 12 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 12 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete there from the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
(e)Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.
13.Remedies for Breach of Obligations under Sections 11 or 12 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 11 or 12 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to seek injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 11 or 12 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by overnight carrier or registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law. This Section 13 shall survive the termination of the Employment Term.
14.Cooperation.
(a)Following Executive’s termination of employment for any reason, except as provided in Section 10 hereof, Executive agrees to make himself reasonably available to cooperate with the Company and its affiliates in matters that materially concern: (i) requests for information about the services Executive provided to the Company and its affiliates during Executive’s employment with the Company and its affiliates, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and its affiliates which relate to events or occurrences that transpired while Executive was employed the Company and its affiliates and as to which Executive has, or would reasonably be expected to have, personal experience, knowledge or information or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the US Department of Justice, the U.S. Federal Trade Commission or the SEC) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and its affiliates. Executive’s cooperation shall include: (A) making himself reasonably available to meet and speak with officers or employees of the Company, the Company’s counsel or any third-parties at the request of the Company at times and locations to be determined by the Company reasonably and in good faith, taking into account the Company’s business and Executive’s business and personal needs (the “Company Cooperation”) and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions (the “Witness Cooperation”). Nothing in this Section 14(a) shall be construed to limit in any way any rights Executive may have at applicable law not to provide testimony with regard to specific matters. Unless required by law or legal process, Executive will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity (other than the Company) in connection with any potential or pending proceeding or legal action involving matters arising during Executive’s employment with the Company and its affiliates, except as provided in Section 10. In addition, at the request of the Company, Executive shall be required to complete a directors’ and officers’ questionnaire to facilitate the Company’s preparation and filing of its proxy statement and periodic reports with the SEC.
(b)Executive shall not be entitled to any payments in addition to those otherwise set forth in this Agreement in respect of any Company Cooperation or Witness Cooperation, regardless of when provided. The Company will reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 14 for which Executive has obtained prior approval from the Company.
(c)Nothing in this Agreement or any other agreement by and between the Parties is intended to or shall preclude or in any way limit or restrict Executive from providing accurate and truthful testimony or information to any governmental agency.
(d)This Section 14 shall survive the termination of the Employment Term.
15.Disclosure and Ownership of Intellectual Property.
(a)Company Intellectual Property. Executive acknowledges and agrees that any intellectual property, including, without limitation, works, materials, inventions, invention disclosures, invention registrations, patent rights, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, design rights, mask works, software, apparatus, technology, data, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, that Executive creates, discovers, conceives, reduces to practice, develops or acquires during the course of Executive’s employment, either alone or jointly with others, (A) using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its affiliates, (B) that results from any work performed for the Company or any of its affiliates and/or (C) that otherwise relates to the Company’s or any of its affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”) is and shall remain the exclusive property of the Employer whether registered or otherwise exploited or not. In furtherance of the foregoing, Executive hereby irrevocably assigns, transfers, conveys and delivers to the Employer Executive’s entire right, title and interest in and to any and all such Company Intellectual Property.
(b)Work Made for Hire. Executive acknowledges and agrees that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Employer will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are hereby automatically assigned to the Employer as above).
(c)Disclosure. Executive agrees to record all activities undertaken in the course of Executive’s employment and to disclose promptly in writing to the Employer any and all Company Intellectual Property during the course of Executive’s employment. Executive agrees that Executive will give the Company or any of its affiliates all reasonable assistance and execute all documents necessary to assist with enabling the Company or any of its affiliates to prosecute, perfect, register, record, enforce and defend any and all of their rights in and to any Company Intellectual Property and Confidential Information.
(d)Non-Assignable Inventions. If Executive’s principal work location is in California, Illinois, Kansas, Minnesota or Washington State, the provisions regarding Executive’s assignment of Company Intellectual Property to the Employer in Sections 15(a) and 15(b) of this Agreement may not apply to certain inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. Executive acknowledges having received notification regarding such Non-Assignable Inventions pursuant to such states’ codes.
(e)Prior Intellectual Property. If, in the course of Executive’s employment with the Employer, Executive uses any intellectual property that is solely or jointly owned by Executive or licensed to Executive, with the right to sub-license (collectively, “Prior Intellectual Property”), Executive hereby grants to the Company and its affiliates a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Intellectual Property for any purpose.
(f)Waiver of Moral Rights. To the extent Executive may do so under applicable law, Executive hereby irrevocably waives and agrees never to assert any Moral Rights that Executive may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company or its affiliates. As used in this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(g)This Section 15 shall survive the termination of the Employment Term.
16.Miscellaneous.
(a)Successors and Assigns.
(1)This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Except for purposes of determining the occurrence of a Change of Control, the term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.
(2)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the, laws of descent and distribution.
(3)This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.
(b)Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by overnight carrier or Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
(c)D&O Insurance; Legal Fees. The Company shall maintain D&O insurance during the Term. Following the CEO Start Date, Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of Executive’s being or having been a director, officer or employee of the Company. This provision shall survive any termination of the Employment Term, subject to the terms of the Company’s applicable insurance policies in effect from time to time. The Company will reimburse Executive up to $40,000 in the aggregate for the legal fees incurred by Executive in connection with the negotiation of this Agreement and the New Hire Equity Award agreements, provided that Executive provides the Company with appropriate supporting documentation.
(d)Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.
(e)Release of Claims. Notwithstanding the terms of this Agreement, the termination benefits described in Sections 8(b), 8(c) and 8(e)(2) hereof shall be conditioned on Executive delivering to the Company, and not revoking, a signed customary release of claims acceptable to the Company (the “General Release”) within fifty-five (55) days following Executive’s Termination Date; provided, however, that Executive shall not be required to release any rights Executive has to be indemnified by the Company under Section 14(c) hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the General Release, directly or indirectly, result in Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year. Where applicable, references to Executive in this Section 16(e) shall refer to Executive’s representative or estate.
(f)Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.
(g)Arbitration. Except as provided in Section 13, if any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Any arbitration hereunder shall be conducted in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Employment Arbitration Rules in effect at the time of the arbitration (the “JAMS Rules”) and the law applicable to the claim(s) asserted therein. The parties shall have fifteen (15) calendar days after JAMS issues a Commencement Letter (as defined in the JAMS Rules) to attempt to agree on the selection of an arbitrator from the JAMS roster. In the event the parties are unable to agree in such time, JAMS will provide a list of five (5) qualified and available arbitrators, and an arbitrator will be selected from that list by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a coin toss. The parties agree that this agreement to arbitrate includes any claims that the Company may have against Executive, or that Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, Executive’s employment, or Executive’s termination, including but not limited to any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or termination. The parties further agree that arbitration as provided for in this Section 16(g) is the exclusive and binding remedy for any such dispute and will be used instead of any court action, and the parties hereby expressly waive any rights to litigate claims covered by this agreement to arbitrate in a court or other venue, except for (i) a request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law; (ii) breaches by Executive of Executive’s obligations under Sections 11, 12, 14 or 15 hereof; or (iii) an administrative claim with an administrative agency. The parties agree that the arbitrator shall have the authority to and shall determine all gateway issues related to any dispute submitted to arbitration hereunder, including but not limited to the jurisdiction of the arbitrator, the arbitrability of any dispute (including the scope, validity, or enforceability of this agreement to arbitrate), and the proper or permissible parties to any such arbitration. The parties further agree that the arbitrator shall be empowered to award damages and/or equitable relief, as appropriate. Any arbitration provided for herein shall be conducted in or around Morristown, New Jersey, unless otherwise mutually agreed. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the costs of Executive’s representation in the arbitration (including but not limited to the fees and costs of Executive’s attorneys, advisors, experts, and other service providers), unless such cost is awarded in accordance with law or otherwise awarded by the arbitrator. Except as otherwise provided above, the arbitrator may award legal fees to the prevailing party in the arbitrator’s sole discretion; provided that the percentage of fees so awarded shall not exceed 1% of the net worth of the paying party (i.e., the Company or Executive). Judgment upon any resulting arbitration award may be entered in any federal or state court of competent jurisdiction. Neither a party nor the arbitrator may disclose the existence, content, or outcome of any arbitration hereunder without the prior written consent of all parties to the arbitration, except (1) as provided by Section 10 hereof; and (2) as may be required by law, including for purposes of entering judgment upon or enforcing the arbitrator’s award.
(h)Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments or any failure to provide a benefit or payment shall not in and of itself constitute a breach of this Agreement; provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law as soon as practicable after such benefits or payments are due. Any request or requirement that Executive repay compensation that is required under the first sentence of this Section 16(h), or pursuant to a Company policy that is applicable to other executive officers of the Company and that is designed to advance the legitimate corporate governance objectives of the Company, shall not in and of itself constitute a breach of this Agreement.
(i)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.
(j)No Conflicts. As a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder. In the event that the Company determines that Executive’s duties hereunder may conflict with an agreement or arrangement to which Executive is bound, Executive shall be required to cease engaging in any such activities, duties or responsibilities (including providing supervisory services over certain subsets of the Company’s business operations) and the Company will take steps to restrict Executive’s access to, and participation in, any such activities. Any actions taken by the Company under this Section 16(j) to restrict or limit Executive’s access to information or provision of services shall not constitute Good Reason for purposes of Section 6(e) hereof.
(k)Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
17.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations.
18.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.
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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.
BAUSCH + LOMB CORPORATION
By:__/s/ Kelly Webber
Name:    Kelly Webber
Title: EVP & Chief Human Resources Officer
EXECUTIVE
By:    /s/ Brenton L. Saunders
Name:    Brenton L. Saunders